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                                                                    EXHIBIT 99.5

       [LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

                                                                  March 29, 1999

Board of Directors
Camelot Music Holdings, Inc.
8000 Freedom Avenue, N.W.
North Canton, OH 44720

Members of the Board of Directors:

    We hereby consent to the use of our opinion letter dated October 25, 1998 to the Board of Directors of Camelot Music Holdings, Inc. included as Annex F to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of CAQ Corporation, a wholly owned subsidiary of Trans World Entertainment Corporation with and into Camelot Music Holdings, Inc. and to the references to such opinion in such Proxy Statement/Prospectus under the captions "The Merger--Recommendations of the Camelot Board; Reasons for the Merger" and "The Merger--Opinion of Financial Advisor to Camelot." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

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                                MERRILL LYNCH, PIERCE, FENNER & SMITH
                                INCORPORATED

                                By:  /s/Merrill Lynch, Pierce, Fenner & Smith
                                        Incorporated
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